News Release	Source: Signalife, Inc.

SIGNALIFE ANNOUNCES WEBCAST

GREENVILLE, S.C. / Friday, April 11, 2008 / (PRNewswire-FirstCall) / Signalife, Inc. (AMEX: SGN) has confirmed that it has filed its form 10-KSB, and the company’s Chairman and Chief Executive Officer, Dr. Lowell T. Harmison, has scheduled a webcast on April 14, 2008, at 10:00 a.m. EST.

Dr. Harmison stated:  “Now that Signalife has closed filing the company’s form 10-KSB and the Company is manufacturing and shipping product, I am pleased to provide direction on new contracts, pending orders and production, various product initiatives (from the Fidelity 100 to the prospective industry-wide application of the Fidelity 1000 module), and the Athletes For Life partnership, as well as such issues as the Company’s immediate, positive financial prospects as well as several other initiatives that have now been completed.  The webcast will be broadcast from a studio and will be attended by representatives of Athletes for Life Foundation and selected invited members of the business press.  To the extent time permits, I will answer questions following my presentation.  I urge all persons following the company to view the webcast.”

You may access the webcast either directly at http://www.videonewswire.com/event.asp?id=47313, or through Signalife’s webpage at www.signalife.com, and will have the opportunity to submit written questions over the internet.  You may also view or review the webcast for a 12-month period at the same website addresses (please allow several hours for Signalife to effectuate this archival link).  All individuals viewing the original webcast or any replay are reminded that the webcast is copyrighted by the company and cannot be recorded or rebroadcast without the company's express written consent.

About Signalife

Signalife, Inc. is a life sciences company focused on the monitoring, detection and prevention of disease through continuous biomedical signal monitoring.  Signalife uses its patented signal technology to design and develop medical devices, therapies and/or technologies that simplify and reduce the costs of cardiovascular disease.

Signalife, Inc. is traded on the American Stock Exchange under the symbol SGN. More information is located at www.signalife.com. Clear Data. Trusted Results.

Caution Regarding Forward-Looking Statements

In this news release we make a number of statements, referred to as “forward-looking statements”, which are intended to convey our expectations or predictions regarding the occurrence of possible future events or the existence of trends and factors that may impact our future plans and operating results.  Any statements in this news release that are not statements of historical fact maybe considered to be forward-looking statements.  These forward-looking statements are derived, in part, from various assumptions and analyses we have made in the context of our current business plan and information currently available to us and in light of our experience and perceptions of historical trends, current conditions and expected future developments and other factors we believe to be appropriate in the circumstances.  You can generally identify forward-looking statements through words and phrases such as “seek”, “anticipate”, “believe”, “estimate”, “expect”, “intend”, “plan”, “budget”, “project”, “may be”, “may continue”, “may likely result”, and similar expressions.  Each forward-looking statement should be read in context with, and with an understanding of, the various other disclosures concerning our company and our business made in this news release as well as other public reports we file with the SEC, as they may be amended.  You should not place undue reliance on any forward-looking statement as a prediction of actual results or developments.  We are not obligated to update or revise any forward-looking statement contained in this news release to reflect new events or circumstances unless and to the extent required by applicable law.